UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2015

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

345 Inverness Drive South,

Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On August 4, 2015, Gevo, Inc. (the “Company”) issued a press release announcing the Company’s second quarter 2015 financial results. This press release contained an error related to the calculation of the Company’s non-cash loss related to inducement payments made in connection with exercises of warrants to purchase shares of the Company’s common stock issued in December 2013 and August 2014. As a result, the Company’s net loss for the second quarter of 2015 was overstated by $3.4 million.

To correct this error, we are revising the information we provided in the press release we issued on August 4, 2015 as follows:

Financial Highlights

Reports EPS of ($1.10) for the second quarter

During the three months ended June 30, 2015, a $1.8 million non-cash gain was recognized from inducement payments made in connection with exercises of warrants to purchase shares of the Company’s common stock issued in December 2013 and warrants to purchase shares of the Company’s common stock issued in August 2014. This is the result of the fair value of the derivative warrant liability plus cash received for the warrants being greater than the fair value of the shares issued upon exercise.

The net loss for the second quarter of 2015 was $14.4 million, compared with $17.2 million during the same period in 2014.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue and cost of goods sold
Ethanol sales and related products, net	$7,955	$5,522	$13,053	$5,522
Hydrocarbon revenue	740	2,018	1,257	2,648
Grant and other revenue	229	181	513	454

Total revenues	8,924	7,721	14,823	8,624

Cost of goods sold	9,898	8,269	19,132	12,949

Gross loss	(974)	(548)	(4,309)	(4,325)

Operating expenses
Research and development	1,765	3,586	3,487	7,691
Selling, general and administrative	3,792	4,898	8,271	9,938

Total operating expenses	5,557	8,484	11,758	17,629

Loss from operations	(6,531)	(9,032)	(16,067)	(21,954)

Other income (expense)
Interest expense	(2,029)	(2,609)	(4,064)	(4,210)
Interest expense - debt issue costs	—	(3,185)	—	(3,185)
Gain on conversion of debt	—	—	285	—
Gain on extinguishment of warrant liability	1,775	—	1,775	—
Gain from change in fair value of embedded derivatives of the 2022 Notes	—	1,480	—	2,744
Gain (loss) from change in fair value of 2017 Notes	(340)	(5,129)	3,425	(5,129)
Gain (loss) from change in fair value of derivative warrant liability	(7,247)	1,321	(7,080)	2,599
Other income	2	(2)	13	7

Total other expense	(7,839)	(8,124)	(5,646)	(7,174)

Net loss	$(14,370)	$(17,156)	$(21,713)	$(29,128)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(1.10)	$(3.79)	$(2.03)	$(6.44)

Weighted-average number of common shares outstanding - basic and diluted	13,009,434	4,531,321	10,673,891	4,524,390

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Six Months Ended June 30,
	2015	2014
Operating Activities
Net loss	$(21,713)	$(29,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain from change in fair value of derivative warrant liability	7,080	(2,599)
Gain from change in fair value of embedded derivative of 2022 Notes	—	(2,744)
Gain from change in fair value of 2017 Notes	(3,425)	5,129
Gain on conversion of debt	(285)	—
Gain on extinguishment of warrant liability	(1,775)	—
Stock-based compensation	698	1,503
Depreciation and amortization	3,281	1,604
Non-cash interest expense	1,767	5,365
Changes in operating assets and liabilities:
Accounts receivable	42	(1,727)
Inventories	1,389	(661)
Prepaid expenses and other current assets	160	228
Deposits and other assets	—	(31)
Accounts payable, accrued expenses, and long-term liabilities	(2,104)	(2,159)

Net cash used in operating activities	(14,885)	(25,220)

Investing Activities
Acquisitions of property, plant and equipment	(175)	(3,837)
Proceeds from sales tax refund for property, plant and equipment	144	—
Restricted certificate of deposit	—	(2,611)

Net cash used in investing activities	(31)	(6,448)

Financing Activities
Payments on secured debt	(131)	(9,622)
Debt and equity offering costs	(2,785)	(3,352)
Proceeds from issuance of common stock upon exercise of stock options and employee purchase plan	—	19
Proceeds from issuance of common stock and common stock units	23,850	—
Proceeds from exercise of warrants	10,151	—
Proceeds from issuance of convertible debt	—	25,906

Net cash provided by financing activities	31,085	12,951

Net increase (decrease) in cash and cash equivalents	16,169	(18,717)
Cash and cash equivalents
Beginning of period	6,359	24,625

Ending of period	$22,528	$5,908

The information contained herein shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Current Report on Form 8-K/A shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Mike Willis
Mike Willis
Chief Financial Officer

Date: August 7, 2015